Exhibit No. 99.1

Official Press Release of the MarketSpan Board:


                        MARKETSPAN ANNOUNCES CEO CHANGE
                WILLIAM CATACOSINOS RESIGNS; ROBERT CATELL NAMED

     July 31, 1998 (Brooklyn, NY) u MARKETSPAN CORPORATION (NYSE:MN) announced today that Dr. William J. Catacosinos has resigned as Chairman and Chief Executive Officer and that Robert B. Catell, the company's President, would become Chairman and CEO. These changes were effective immediately.

      In accepting Dr. Catacosinos' resignation, the Board acknowledged his contributions to LILCO, MarketSpan's predecessor company, over the past 14 years. The Board also expressed confidence in Bob Catell's leadership and in MarketSpan's ability to build confidence among all of the company's stakeholders.

      Robert Catell said, "Our focus and intent is to move ahead strongly in serving our customers. We have the people, the resources, and the will to maximize shareholder value, deliver superior services to customers, and provide opportunities for employees."

      Dr. Catacosinos said, "I leave with a sense of accomplishment in transforming LILCO from a deeply troubled utility into a customer focused company with a clean balance sheet. For these accomplishments, I am proud to have been associated with the LILCO management team and its dedicated workforce. I am confident that the new MarketSpan leadership will successfully serve all parties."

      Before joining MarketSpan, Mr. Catell, 61, was Chairman, President and Chief Executive Officer of KeySpan Energy Corporation, formed in 1997 as the parent company of Brooklyn Union Gas Co., which combined with segments of LILCO to form MarketSpan. Mr. Catell joined Brooklyn Union Gas in 1958 after receiving both his bachelor's and master's degrees in mechanical engineering from City College of New York. He became an officer of Brooklyn Union Gas in 1974 and served as President and Chief Executive from 1991.